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                                                                Exhibit No. 23.1





                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission (the "SEC") on or about September 1, 2000, by GreyStone Digital Technology, Inc. (the "Company"), of our report dated May 11, 2000, except for Note 16, which is as of June 9, 2000, appearing in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, (the "Form 10-K"), on our audits of the financial statements of the Company as of March 31, 2000 and 1999 and for the years ended March 31, 2000, 1999 and 1998. The Form 10-K was previously filed with the SEC on June 29, 2000.





                                       /s/     J.H. COHN LLP


San Diego, California
September 1, 2000